Exhibit 10.38

Mr R Mayson
Church View
36a Lukes Lea
Marsworth

HP23 4NH

November 5, 2008

Dear Bob

EMPLOYMENT WITH REALD EUROPE LIMITED

As discussed, I enclose the proposed contract of employment for your new role with RealD Europe Limited. Please sign this contract and return a copy of it to me.

Stock Options

In addition to the benefits set out in the enclosed employment agreement, you will be entitled to participate in the REALD 2004 Amended and Restated Stock Incentive Plan (the “Plan”). Your rights under the Plan will be determined exclusively in accordance with the terms and conditions and other governing documentation of the Plan from time to time in force, including but not limited to the terms of grant of stock options under the Plan. For the avoidance of doubt, the grant of any stock options under the Plan is a matter entirely separate from your employment with RealD Europe Limited.

The Board of RealD Europe Limited (the “Board”) will recommend to the Board of Directors of REAL D that, upon commencement of your employment, you are granted an option to purchase 20,000 shares of common stock, subject to the terms and conditions and other governing documentation of the Plan from time to time in force.

The Board will also recommend to the Board of Directors of REAL D that your options shall vest according to the following:

For each, 100 Newly-Contracted Screens ordered as a direct result of your efforts, you shall vest 1,000 shares of common stock, subject to the terms and conditions and other governing documentation of the Plan from time to time in force. The determination of whether the relevant order of Newly-Contracted Screens was made as a direct result of the Executive’s efforts shall be made by the Board in its absolute discretion (without you being entitled to vote on the issue). “Newly-Contracted Screens”, for these purposes, means theatrical exhibition auditoriums equipped with the REAL D 3D System in respect of which the Company receives a purchase order from any company to whom no member of the RealD group has sold such screens prior to the commencement of your employment with RealD Europe Limited.

In accepting the grant of the above options, you agree that you waive all and any rights to compensation or damages in consequence of the termination of your office or employment with any company for any reason whatsoever (whether such cessation is lawful or unlawful) insofar as those rights arise, or may arise, from your ceasing to have rights under or be entitled to an option as a result of such termination or from the loss or diminution in value of such option, rights or

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entitlements. If necessary, the terms of your employment shall be deemed to be varied accordingly.

Yours sincerely

/s/ Andrew A. Skarupa
Andrew A. Skarupa For and on behalf of RealD Europe Limited

I agree to accept the grant of any stock options on the terms set out in this letter.

Signed:	/s/ Robert Mayson
Robert Mayson

Date:	6th November

DATED November 2008

BETWEEN

REALD EUROPE LIMITED

and

ROBERT MAYSON

DIRECTOR’S SERVICE AGREEMENT

Baker & McKenzie LLP

THIS AGREEMENT is made on the         day of November 2008

B E T W E E N:

(1)           RealD Europe Limited, a company registered in England with registered number 6732875, whose registered office is at 100 New Bridge Street, London, EC4V 6JA (“the Company”);

and

(2)           Robert Mayson of Church View, 36a Likes Lea, Marsworth, HP23 4NH

(“the Executive”)

WHEREAS the Board of Directors of the Company (“the Board”) have approved the terms of this Agreement under which the Executive is to be employed.

IT IS HEREBY AGREED as follows:-

1.             APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company as Managing Director on and subject to the terms and conditions specified herein (“the Employment”).

2.             COMMENCEMENT OF EMPLOYMENT

2.1           The Employment commenced on 3 November 2008 (“the Commencement Date”) and shall continue for a period of twelve months, expiring on 2 November 2009, subject to earlier termination by either party on three months’ written notice, or under Clause 15 below.

2.2           The parties shall have the option of renewing this Agreement for successive terms, subject to agreement in writing regarding such renewals, which option shall be discussed on or around the nine-month anniversary of the Commencement Date.

2.3           The Executive’s period of continuous employment will begin on the Commencement Date. No previous employment with any other employer shall be treated as continuous with the Employment.

3.             DUTIES

3.1           The Executive shall be employed in the post of Managing Director in which capacity he shall devote all necessary time, attention and skill to his duties hereunder, and shall at all times act in the interests of the Company and its Associated Companies, and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or the Company.

3.2           The Company reserves the right to assign to the Executive duties of a different nature either additional to or instead of those referred to in Clause 3.1 above, it being understood that he will not be assigned duties which he cannot reasonably perform. The Company reserves the right to require that the Executive shares his responsibilities with another employee of the Company of similar status to him.

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3.3           The Executive shall obey the reasonable and lawful orders of the Board, given by or with the authority of the Board, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

3.4           The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Associated Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Associated Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive’s employment to any Associated Company on the same terms and conditions as set out herein.

3.5           The Executive shall work such hours as are necessary for the proper performance of his duties of employment, without any right to further remuneration in addition to that provided under this Agreement. The Executive agrees that the characteristics of his position are such that the duration of his working time is not predetermined.

4.             EXCLUSIVITY OF SERVICE

4.1           Subject to any written regulations issued by the Company which are applicable to him, neither the Executive nor his Immediate Relatives, nor any company business entity in which he or they are interested, shall be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Associated Company, and if the Executive, his Immediate Relatives or any company or business entity in which he or they is/are interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit the Executive shall forthwith account to the Company or the applicable Associated Company for the amount received or value of the benefit so obtained.

4.2           The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.             REMUNERATION

5.1           The Company shall pay to the Executive a base salary of £6,245 per month, payable monthly in arrears by equal instalments, and subject to deductions for tax and National Insurance. The Executive shall have no automatic right to any increase in his salary.

5.2           The Executive shall also be entitled to receive further remuneration by way of a bonus calculated in accordance with, and subject to, Schedule 1 attached hereto, subject to deductions for tax and National Insurance.

5.3           The remuneration specified in Clause 5.1 and 5.2 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Associated Company.

5.4           The Company will reimburse the Executive for all reasonable business expenses properly incurred by him in the course of the Employment, subject to presentation of valid receipts or other satisfactory evidence of the expenses and subject to the Company’s rules and policies relating to expenses in place from time to time.

6.             DEDUCTIONS

The Company shall be entitled at any time during the Employment, or in any event on termination, to deduct from the Executive’s remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by him (and of recovering the same), excess holiday, any sums due from him under Clause 8.5 below and any other monies owed by him to the Company.

7.           PLACE OF WORK

The Executive’s place of work shall be his home or any place as the Company shall from time to time advise him. In the performance of his duties hereunder, the Executive may be required to travel both throughout and outside the United Kingdom.

8.           SICKNESS BENEFITS

8.1          In case of sickness or other incapacity for work, the Executive must comply with the Company’s rules, from time to time in force, regarding sickness notification and doctor’s certificates, details of which can be obtained from Board.

8.2          The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

8.3          The Executive will be paid Statutory Sick Pay (“SSP”) when he is eligible to receive it under the legislation and regulations from time to time in force. The Executive otherwise has no entitlement to any payment (including payment of salary) in respect of any days of sickness absence.

8.4          Any outstanding or prospective entitlement to Statutory Sick Pay shall not prevent the Company from exercising its right to terminate or allow expiry of the Employment in accordance with Clauses 2 or 15 hereof or otherwise and the Company shall not be liable for any loss arising from such termination.

8.5          If the illness, accident or other incapacity shall be, or appear to be, caused by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgement made or awarded in connection with it. The Executive shall also give to the Board all particulars the Board may reasonably require and shall, if required by the Board, refund all or such part of the sums paid to or for the benefit of him by way of salary, bonus or benefits during the relevant period as the Board may reasonably determine. The amount to be refunded shall not, however, exceed the amount of damages or compensation and interest thereon recovered by the Executive, less any unrecovered costs borne by him, in connection with the recovery of such damages or compensation, and shall not exceed the total remuneration paid to him by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

9.           HOLIDAYS

9.1          The Executive shall be entitled to receive his normal remuneration for 5 weeks’ holiday in each holiday year (1 January to 31 December), in addition to all Bank and Public holidays normally observed in England. The Executive may only take his holiday at such times as are agreed with the Board.

9.2          In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

9.3          The Company reserves the right, at its sole discretion, to require the Executive to take all or part of any outstanding holiday during any notice period or to make payment in lieu thereof.

9.4         Holiday entitlement for one holiday year cannot be taken in subsequent holiday years. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

10.          PENSION

The Company does not provide occupational pension benefits to the Executive. There is therefore no contracting out certificate in force in relation to the State Second Pension.

11.          REASONABLENESS OF RESTRICTIONS

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained or referred to in Clauses 12 and 14 and Schedule 2 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of his employment.

12.          CONFIDENTIALITY

12.1         The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly

(a)           use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)           disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Associated Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or Associated Company in confidence by customers, suppliers or other persons.

12.2         The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

12.3         The obligations contained in Clause 12.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure.

13.          INTELLECTUAL PROPERTY, INVENTIONS AND PATENTS

13.1         All records, documents, papers (including copies and summaries thereof), works and any other intellectual property and related rights (“Works”) made or acquired by the Executive in the course of the Employment shall, together with all the worldwide right title and interest in all the Works, be and at all times remain the absolute property of the Company.

13.2         The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

13.3         The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 (“the Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively.

13.4         The Executive acknowledges and agrees that, by virtue of the nature of his duties and the responsibilities arising, he has a special obligation to further the interests of the Company within the meaning of Section 39(l)(b) of the Act.

13.5         Any invention, development, process, plan, design, formula, specification, programme or any other matter or work whatsoever, including but not limited to any applications to protect such matter or works (collectively “the Inventions”) made, developed or discovered by the Executive, either alone or in concert, during the course of the Executive’s duties of employment for the Company shall forthwith be disclosed to the Company and, subject to Section 39 of the Act, shall belong to and be the absolute property of the Company.

13.6         With respect to those rights in the Inventions which do not belong to the Company pursuant to Clause 13.5 but which were made (wholly or partly, either alone or in concert) using the Company’s equipment, or (wholly or partly, either alone or in concert) using information obtained during the course of the Executive’s employment, or else are inventions which are or may be relevant to or related to the Company’s existing or future business (collectively “Executive Rights”), the Executive at the request and cost of the Company (and notwithstanding the termination of his employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

13.7       The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:-

(a)           to absolutely vest the full right, title and interest in and to the Works hereby assigned and in the Executive Rights that both parties have agreed from time to time to assign in the Company;

(b)           to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions and/or Works in any country throughout the world and, when so obtained or vested, to renew and maintain the same(“Registered Rights”);

(c)           to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any Registered Rights;

(d)           to bring any proceedings for infringement of any Registered Rights; and

(e)           otherwise to give effect to the assignments, waivers and licences contemplated under this Clause 13.

13.8         The Company shall decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 12 of this Agreement.

14.          POST-TERMINATION OBLIGATIONS

14.1         The Executive agrees that he will observe the post-termination obligations set out in Schedule 2 hereto.

14.2         The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Schedule 2 annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of Clause 14 hereof, and Schedule 2 annexed hereto.

15.          TERMINATION

15.1         Notwithstanding the provisions of Clause 2.1 above, the Company may terminate the Employment without notice, or pay in lieu of notice, if the Executive shall at any time:-

(a)           be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

(b)           act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

(c)           become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

(d)           resign as a director of the Company or any Associated Company (without the Board’s written consent); or

(e)           be or become of unsound mind; or

(t)            for an aggregate period of 30 days or more during the term of the Employment be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

(g)           be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

(h)           be convicted of an indictable offence; or

(i)            be or become prohibited by law from being a director; or

(j)            directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

15.2                           On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to keys, credit cards, equipment and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 15.2.

15.3                           The Executive agrees that the Company may at its absolute discretion:-

(a)                                  require the Executive not to attend at work and/or not to undertake all or any of his duties hereunder during the remainder of the fixed term of the Employment referred to in Clause 2.1 or the remaining part of any notice period (where applicable), PROVIDED ALWAYS that the Company shall continue to pay the Executive’s salary and contractual benefits; and/or

(b)                                 terminate the Executive’s employment forthwith and make a payment or payments (which may, at the Company’s absolute discretion, be paid in instalments) representing salary in lieu of the remainder of the fixed term of the Employment referred to in Clause 2.1 or the remaining part of any notice period (where applicable). For the avoidance of doubt, such payment or payments shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to the Executive had he been employed until the expiry of the fixed term of the Employment referred to in Clause 2.1 or the remaining part of any notice period (where applicable) and, further, the Executive shall have no entitlement to such payment or payments unless and until the Company notifies the Executive in writing of its decision to make such payment(s) to him.

15.4                           The Company shall have the right to suspend the Executive pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 15.1 above.

15.5                           The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

15.6                           The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

15.7                           The Executive hereby agrees that, in the event of the expiry of the fixed term of his employment hereunder without it being renewed, he shall have no claim against the Company under Section 135 Employment Rights Act 1996 in respect of a statutory redundancy payment.

16.                               DIRECTORSHIPS

16.1                           The Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Associated Company without compensation for loss of office in the event of:-

(a)                                  the termination of his employment; or

(b)                                 either the Company or the Executive serving on the other notice of termination of the Employment; or

(c)                                  the Company exercising its rights under Clause 15.3 above.

16.2                           In the event of the Executive failing to comply with his obligations under Clause 16.1 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignations as referred to in Clause 16.1 above.

17.                               LIQUIDATION FOR RECONSTRUCTION OR AMALGAMATION

The Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable that the terms of this Agreement.

18.                               GRIEVANCE PROCEDURE

If the Executive has any grievance relating to the Employment, he should raise it with the Board and thereafter (if the matter is not resolved) with the Board. In such a case the Board will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue).

19.                               SEVERABILITY

The various provisions and sub-provisions of this Agreement and the Schedules attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedules.

20.                               WARRANTY

The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

21.                               NOTICES

21.1                           Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and (b) in the case of the Executive, either to him personally or by first class post to his last known address.

21.2                           Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this Clause, “business day” means a day on which banks are open for business in the place of both the posting and the address of the notice.

22.                               DEFINITIONS

In this Agreement the following words and cognate expressions shall have the meanings set out below:-

22.1                           an “Associated Company” includes any firm, company, corporation or other organisation:-

(a)                                  which is directly or indirectly controlled by the Company; or

(b)                                 which directly or indirectly controls the Company; or

Witness’ Name	Y.C. MAYSON

Address	36A LUKES LEA

Occupation	Home maker

Signature	/s/ Y.C. Mayson

EXECUTED AS A DEED	)

by RealD Europe Limited	)

acting by Michael V Lewis and	)

Andrew A Skarupa	)

	)	Director

)

)

	)	Director

SCHEDULE 1

BONUS

The bonus to which the Executive shall be entitled in accordance with Clause 5.2 of the Agreement shall be calculated in accordance with and subject to the following conditions:

1.                                       Subject to the remaining paragraphs of this Schedule, the Executive shall received a bonus of £6,245, less deductions for tax and National Insurance, for every 100 Newly-Contracted Screens ordered as a direct result of the Executive’s efforts.

2.                                       For the purposes of this Schedule I, the following words and phrases shall have the meanings set out below:-

2.1                                 “Bonus” means the payments anticipated pursuant to paragraph I above.

2.2                                 “Newly-Contracted Screens” means theatrical exhibition auditoriums for which a RealD 3D system does not previously exist, in respect of which the Company receives a purchase order from any company to whom neither the Company nor any Associated Company has sold such screens prior to the commencement of the Employment.

3.                                       The Bonus shall be payable to the Executive in UK pounds (less deductions for tax and National Insurance) at the applicable rate of exchange applied by the Company’s bank on the date of exchange, within 45 days of the Company’s receipt of payment from the relevant customer in respect of those Newly-Contracted Screens.

4.                                       The Executive’s entitlement to any Bonus shall automatically laps in the event that, before the relevant purchase order for Newly-Contracted Screens is received, either he or the Company has served notice of termination of employment (whether in full or in part), or the Executive’s employment terminates (whether by expiry of his contract of employment or otherwise).

5.                                       For the avoidance of doubt, the Executive shall not be entitled to any Bonus in respect of the installation of screens.

SCHEDULE 2

1.                                       Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for the Relevant Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-

1.1                                 the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactures, or supplied, or marketed by the Company during the six months immediately preceding the Termination Date;

1.2                                 the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the six months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph I shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the six months immediately preceding the Termination Date.

2.                                       Non-Solicitation of Customers

The Executive hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:-

2.1                                 with whom the Executive has had material contact or dealings on behalf of the Company during the six months immediately preceding the Termination Date; or

2.2                                 for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible during the six months immediately preceding the Termination Date.

3.                                       Non-Solicitation of Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

3.1                                 (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2                                 be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee.

4.                                       Interference with Suppliers

The Executive hereby agrees that he shall not, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for the Relevant Period and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or to its Associated Companies, for the duration of such contract or arrangement:

4.1                                 interfere with the supply of goods or services to the Company from any Suppliers;

4.2                                 induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5                                          Associated Companies

5.1                                 The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the six months immediately preceding the Termination Date.

5.2                                 Paragraphs 1, 2, 3, 4 and 6 in this Schedule 2 shall apply as though reference to the “Associated Company” were substituted for references to the “Company”. The obligations undertaking undertaken by the Executive pursuant to this Schedule 2 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3                                 In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

6.                                       Definitions

For the purposes of this Schedule 2, the following words and cognate expressions shall have the meanings set out below:

6.1                                 “Associated Company”, “Board”, and “Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.2                                 “Company Employee” means any person who was employed by (i) the company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

(a)                                  with whom the Executive had material contact or dealings in performing his duties of his employment; and

(b)                                 who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the company or any Associated Company (as applicable); or

(c)                                  who was a member of the management team of the Company or any Associated Company (as applicable); or

(d)                                 who was a member of the Research & Development Department of the Company or any Associated Company (as applicable).

6.3                                 “Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.4                                 “Prohibited Area” means:

(a)                                  the United Kingdom;

(b)                                 any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the six months immediately preceding the Termination Date.

6.5                                 “Prospective Customer” shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.6                                 The “Relevant Period” shall mean the lesser of:-

(a)                                  the six months immediately following the Termination Date;

(b)                                 the period specified in sub-para 6.6(a) above less the number of days on which the Executive has been required by the Company (pursuant to Clause 15.3(a)) both not to attend at work and not to perform any duties of employment.

6.7                                 “Supplier” means any person, company, business entity or other organisation whatsoever who:

(a)                                  has supplied goods or services to the Company during any part of the six months immediately preceding the Termination Date; or

(b)                                 has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the six months following the Termination Date; or

(c)                                  as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

“Termination Date” shall have the meaning set out in Clause 22 of the Agreement.

(c)                                  which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(d)                                 of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(e)                                  which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

22.2                           “The Board” shall mean the Board of Directors of the Company.

22.3                           “Control” has the meaning ascribed by Section 416 Taxes Act 1988 (as amended).

22.4                           “Immediate Relatives” shall include husband, wife, registered civil partner, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage or registered civil partnership.

22.5                           “Termination Date” shall mean the date upon which the Executive’s employment with the Company terminates.

23.                               CONSTRUCTION

23.1                           The provisions of Schedules 1 and 2 hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

23.2                           The benefit of each agreement and obligation of the Executive under Clauses 12 and 14 and Schedule 2 hereto of this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and its Associated Companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

24.                               PRIOR AGREEMENTS

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive, all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

25.                               GOVERNING LAW AND JURISDICTION

This Agreement is governed by and construed in accordance with the laws of England. The parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED AS A DEED by Robert Mayson in the presence of	} } }